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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS


                                                                                12/31/99
                                                                                TO
                                                          ANNUALIZED            3/31/00
                                                          ----------            --------
Return on average total assets                            0.51%                      0.13%
Return on average equity                                  7.14%                      1.78%
Dividend Payout Ratio                                     NA                         NA
Average Equity to Average Assets                                                     7.11%


STATEMENT OF COMPUTER PER SHARE EARNINGS


Net income                                                                     $  500,292

Average Shares Outstanding                                                      2,472,500

Basic and diluted net income per share                                         $     0.20